LNH REIT, Inc.

Exhibit 2(a)



PURCHASE AND SALE AGREEMENT



(Baypoint Land)

THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is entered into as of the Effective Date (as set forth below) between LNH
REIT, INC. ("Seller"), and ELEKTRA ENTERPRISES, INC.
("Purchaser").



WITNESSETH:



In consideration of the mutual covenants set forth herein and in consideration of the earnest money deposit herein called for, the receipt and sufficiency of which are hereby acknowledged by Seller, the parties agree as follows:



1. Sale and Purchase. Seller shall sell, convey, and assign to Purchaser, and Purchaser shall purchase, assume, and accept from Seller, for the Purchase Price (hereinafter defined) and on and subject to the terms and conditions herein set forth:



1.1 Good and marketable fee simple title to the tracts or parcels of land situated in Harris County, Texas, described in EXHIBIT A hereto, together with all rights, titles, and interests of Seller in and to adjacent streets, dedicated streets or roads, alleys, rights of way, and any adjacent gaps, strips, or gores of real estate, all of Seller's interest in the oil, gas, or other minerals thereunder, together with all of Seller's executive rights, if any, pertaining to all oil, gas, and other minerals in, on, and thereunder, and together with all improvements, if any, thereon and all rights and interests appurtenant thereto (the "Real Property").



1.2 Any and all governmental permits, approvals, utility commitment letters, and waste water capacity affecting said Real
Property ("Permits and Utility Capacity").

The Real Property, Permits and Utility Capacity are herein collectively referred to as the "Property".



2. Purchase Price. The price for which Seller shall sell and convey the Property to Purchaser, and which Purchaser shall pay to Seller at Closing in the manner hereinafter specified shall be either Two Million Six Hundred Thousand Dollars ($2,600,000.00) cash at closing, or Three Million Four Hundred Thousand Dollars ($3,400,000.00) if Seller finances the purchase, price. Purchaser shall notify Seller in writing prior to the end of the Inspection Period (as hereinafter defined) whether Purchaser will close on an all cash basis. If Purchaser fails to timely notify Seller of its election, the sale shall be on an all cash basis. Such price is based upon the Property containing at least 90.73 acres ("Purchase Price"). Such Purchase Price shall be adjusted upwards or downwards based upon Twenty Eight Thousand Six Hundred Fifty Six Dollars ($28,656.00) per acre, if a cash sale, and Thirty Seven Thousand Four Hundred Seventy Three Dollars ($37,473.00) per acre, if Seller finances the sale, as determined by the Survey specified in Section 5 hereof, if the net useable acreage is determined to be more or less than 90.73 acres.



2.1	The Purchase Price, if financed by Seller, shall be paid as
follows:



a. Down Payment.  At the time of closing, Purchaser shall pay
Seller the sum of 25 % of the Purchase Price in cash.



                        b.  Note Amount.  The balance of the
Purchase Price shall be paid by the delivery at Closing, of Purchaser's Promissory Note (herein the "Note") in the amount of the Purchase Price less the 25 % cash down payment. Said note shall carry no personal or corporate liability. The interest rate on such Note shall be as follows:





		(1) For the first three (3) years, said Note shall bear interest at the rate of nine and one-half percent (9.5%) per annum;



		(2) For the fourth (4th) and fifth (5th) years of such Note, such Note shall bear interest at the prime rate charged by Texas
Commerce Bank Houston, plus one and one-half percent (1-1/2%) with a cap of ten percent (10%). The principal and interest of such Note shall be paid annually based upon a twenty (20) year amortization, with the entire balance of said Note, if not sooner paid, to be due and owing on the fifth (5th) anniversary thereof. The Purchaser shall have the right to prepay the outstanding principal balance of the Note in whole or in part at any time without penalty or premium. Said Note shall be secured by a first lien Deed of Trust and Security Agreement (herein the "Deed of Trust") encumbering the Real Property.

c. Partial Releases. Purchaser shall be entitled to save up installment payments or any other payments of principal and use said amounts to release any of the tracts as referenced herein below at any time using the corresponding release prices referenced herein. Partial releases of the lien of the Deed of Trust and the vendor's lien (securing the Note) shall be as follows:



(1) The term "partial release" as used herein shall be deemed to mean a partial release of the lien of the Deed of Trust encumbering the portion of the Real Property to be released and of the vendor's lien retained in the Deed conveying the Real Property to Purchaser. No partial release granted under the provisions of this paragraph shall in any way impair the vendor's lien or the lien of the Deed of Trust, insofar as the same cover and relate to portions of the Real Property which, after giving effect to such partial release, remain unreleased from such liens.



(2) Purchaser shall not be entitled to a partial release of any portion of a tract if, as of the date such partial release is requested, Purchaser is in default under the Note or Deed of Trust, which default has not been cured by Purchaser.



(3) Purchaser shall furnish to the Seller a current survey and a field notes description of the portion of the Real Property to be partially released and shall pay all costs and expenses of furnishing such survey and field notes description.



(4) Purchaser shall be entitled to obtain releases of portions of the Real Property with each installment and/or, from time to time, by paying to Seller principal prepayments, or by applying monies already paid to Seller but not yet applied to a release tract, to the payment of a release price per acre ("Per Acre Release Price"), to be determined in accordance with the provisions below, multiplied by the number of acres to be released. Purchaser shall have the right to designate the portion of the Real Property to be released so long as such determination complies with the provisions set forth below. The portions of Real Property to be released in accordance with the provisions set forth below must comply with the following criteria. For purposes of defining the area to be released, the Real Property has been divided into Tracts A, B, C, and D, as depicted in EXHIBIT B attached hereto and made a part hereof by this reference, the exact net acreage within said tracts will be determined by the surveyor at the time of a release request. Purchaser reserves the right to reconfigure the release tracts at any time prior to or after closing with Sellers approval, which shall be in Seller's sole discretion.



(a) Releases with respect to Tract "A": The initial parcel ("Tract A Initial Release") within Tract "A" shall be a minimum of 7.0 acres and shall be located along the easternmost boundary line of the property and must be bounded on the north by Magnolia Road and have as eastern and western lines, lines extended from Magnolia Road due south to the southern boundary of Tract "A". Releases subsequent to the Tract A Initial Release shall be a minimum of 5.0 acres and shall have a previously released parcel in Tract "A" as the eastern boundary, Magnolia Road as the northern boundary, and have as a western boundary a line extended from Magnolia Road to the southern boundary of Tract "A". The Per Acre Release Price in Tract "A" shall be Fifty Six Thousand Nine Hundred Sixty Three Dollars ($56,936.00) per acre and the Release Price shall be equal to the Per Acre Release Price multiplied by the number of acres being released. Notwithstanding the foregoing, if Purchaser sells a parcel from Tract "A" for a gross sales price of more than $4.00 per square foot, then twenty-five percent (25%) of the sales price over $4.00 per square foot, shall be paid to Seller and applied to the Note. Principal payments made under this provision shall only apply to partial releases from Tracts B, C or D.



(b) Releases with respect to Tract "B": The initial parcel (Tract B Initial Release") within Tract "B" shall be a minimum of 5.0 acres and shall be located along the eastern most boundary line of the property and must be bounded on the north by Tract "A" and have as a western boundary line, a line extended from Tract "A" due south to the southern boundary of Tract "B". Releases subsequent to the Initial Release shall be a minimum of 3.0 acres and shall have a previously released parcel in Tract "B" as the eastern boundary, Tract "A" as the northern boundary and have as a western boundary a line extended from Tract "A" to the southern boundary of Tract "B". The Per Acre Release Price in Tract "A" shall be Forty Two Thousand One Hundred Seventy Three Dollars ($42,173.00) per acre and the Release Price shall be equal to the Per Acre Release

   Price multiplied by the number of acres being released.



(c) Releases with respect to Tract "C": Releases with respect to Tract "C" shall be a minimum of 5.0 acres in size. The initial parcel ("Tract C Initial Release") to be released in Tract "C" shall be located along the easternmost boundary line of the property and must be bounded on the north by Tract "B" and have as a western boundary line, a line extended from Tract "B" due south to the southern boundary of Tract "C". Releases subsequent to the Tract "C" Initial Release shall be a minimum of 3.0 acres in size and shall have as an eastern boundary, the western boundary of the previously released parcel in Tract "C", Tract "B" as the northern boundary and have as a western boundary a line extended from Tract "B" to the southern boundary of Tract "C". The Per Acre Release Price in Tract "C" shall be Thirty Five Thousand One Hundred Forty Four Dollars ($35,144.00) per acre and the Release Price shall be equal to the Per Acre Release Price multiplied by the number of acres being released.



(d) Releases with respect to Tract "D": Tract "D" is hereby created at the Southernmost portion of the property. This Tract "D" may only be released in its entirety, the per acre release price in Tract "D" shall be Twenty Seven Thousand Four Hundred Sixty Two Dollars ($21,500.00) per acre.



(5)  Partial releases may be obtained concurrently respecting
Tracts A,B,C, or D.



(6) At the time partial releases are obtained, Purchaser shall pay to Seller all accrued and unpaid interest on that portion of the Note being prepaid only up to the date of the payment. The amounts payable to Seller by Purchaser hereunder for partial releases shall be paid in cash or by certified or cashier's check, in immediately available funds, in Jackson, Mississippi.



(7) Notwithstanding anything contained herein to the contrary, if any uncured default exists as to said Note and Deed of Trust, Seller shall have the option, in its sole discretion to (a) refuse to grant any partial release, or (b) grant a partial release and have all the proceeds of any sale in connection therewith applied to the Note.



(8) Any principal prepayments made of any kind whatsoever on the Note shall be applied to the regular installments of principal, in the direct order of maturity. All costs incurred by Seller in connection with the requested partial release (including costs and expenses) of preparation and recordation of each such partial release, the costs of each endorsement to the Mortgagee's Policy of Seller occasioned by the granting of each such partial release, shall be borne by Purchaser. Failure to pay such expenses shall constitute a failure of a condition for the granting of such partial release by Seller or, in the event the partial release has been given and such expenses have not been fully paid by Purchaser, such unpaid amounts shall become a part of the indebtedness secured by the Deed of Trust, and such failure to pay such amounts shall constitute a default hereunder.



(9) Purchaser shall prepare and provide to Seller a partial release instrument for each requested partial release which is reasonably acceptable to Seller. Upon receipt of the required partial release payment and survey, Seller shall within ten (10) days execute that instrument and return it, in recordable form to Purchaser.

(10) Subordination of Liens. Seller recognizes and acknowledges that Purchaser intends to develop the Real Property and, incident thereto, Seller shall subordinate its liens, without any payment as required for a partial release, to plats, easements, road dedications, or restrictions that may be required during the course of development of the Real Property which are reasonably acceptable to Seller and will not have a material adverse affect on the value of the Real Property as a whole, provided that any such subordination shall be at no cost to Seller. Seller shall promptly, and without unnecessary delay, join in and consent to the platting of the Real Property, however, any costs incurred therefor shall be the sole expense and cost of the Purchaser.



3. Earnest Money. Within five (5) working days after four fully executed copies of this agreement have been delivered to Purchaser, Purchaser shall deliver to First Surety Title Company, Attention: Peggy Randolph, 2040 Loop 336, Suite 200 Conroe, Texas 77304 (the "Title Company"), the amount of Twenty Five Thousand Dollars ($25,000.00) (the "Earnest Money"). The Title Company shall immediately deposit the Earnest Money in an interest bearing account in a federally insured lending institution. Notwithstanding anything contained herein to the contrary, all interest earned on the Earnest Money will be paid to Purchaser by the Title Company upon receipt thereof. At the Closing, the Earnest Money shall be applied to the Purchase Price due at Closing; and the interest earned thereon shall be delivered to Purchaser. If this Agreement shall fail to close as provided herein, then the Earnest Money shall be dealt with as otherwise provided below. Failure to timely deposit the Earnest Money by Purchaser shall result in the automatic termination of this Agreement, and the parties hereto shall be released from all liability hereunder.



4.  Delivery of Title Information by Seller.  Within fifteen
(15) days after the Effective Date, Seller at Seller's sole cost and expense, shall deliver or cause the following to be delivered to Purchaser:



4.1 Commitment for Title Insurance (the "Title Commitment") from the Title Company, setting forth the status of the title of the Property and showing all liens, claims, encumbrances, easements, rights of way, encroachments, reservations, restrictions, and all other matters of record affecting the Property.



4.2	A true, complete, and legible copy of all documents referred to in the Title Commitment.



5. Survey. Within fifteen (15) days after the Effective Date, Purchaser, at Purchaser's expense, shall obtain a Survey ("Survey") consisting of a plat and field notes prepared by a registered Texas Land Surveyor approved by Purchaser and Title Company, which Survey shall be addressed to Purchaser, Title Company and Seller and shall:



(1) Reflect the gross square feet (herein defined as the total square feet within the boundaries of the Real Property) within the Real Property; the location of any easements, set-back lines, encroachments, or overlaps thereof or thereover, improvements, ditches, waterways, flood plains, reservoirs, fence locations; and any utilities and roadways upon, over, or adjacent to the Real Property. The survey shall also reflect the net useable acreage (herein defined as the total acreage within the boundaries of the Real Property less any acreage determined to be in any easements not benefiting the Real Property).



(2) Identify by recording reference all easements, set-back lines, and other matters referred to in the Title Commitment
(herein defined).



(3) Include the surveyor's registered number and seal, the date of the Survey, and a certificate in a form reasonably satisfactory to Purchaser.



(4) Reflect that there is access to and from the Real'Property from a publicly dedicated street or road.



(5) Be sufficient to cause the Title Company to delete (except for shortages in the area) the printed exception for "discrepancies, conflicts, or shortages in area or boundary lines; or encroachments; or any overlapping of improvements in the Owner's Title Policy to be delivered by Seller pursuant to
Section 6,11.2(3) hereof.



(6) Reflect any area within the Real Property that has been designated by the Federal Insurance Administration, the Army
Corp of Engineers, or any other governmental agency or body as being subject to special flood hazards.



(7)  In general, comply with the requirements of the Texas
Surveyors' Association for a Category IA Condition II Survey.



(8) Contain a field note description of the Real Property, which shall be the description of the Real Property used in the Special Warranty Deed (hereinafter defined) from Seller to Purchaser delivered at the Closing hereof. For purposes of the property description to be included in the Special Warranty Deed and calculation of the Purchase Price, the field notes prepared by the surveyor shall control over any conflicts or inconsistencies with EXHIBIT A hereto; and such field notes shall be incorporated herein by this reference upon their completion. The cost of such updated Survey shall be borne by Purchaser and reimbursed by Seller at Closing.



6. Title. Within fifteen (15) days after receipt of both the Title Commitment (accompanied by legible copies of the title exception documents) and the Survey, but in any event, prior to the expiration of the contingency period (hereinafter defined), Purchaser shall give notice in writing to Seller of any matter shown in the Title Commitment or on the Survey which is not acceptable to Purchaser and Seller shall, within ten (10) days after receipt of such notice, elect, by written notice to Purchaser, to either (i) cure or remedy the defects and objections so specified, or (ii) decline to remedy or cure the title defects and objections so asserted by Purchaser. The failure of Purchaser to timely give notice in writing to Seller of defects or objections to title, as referred to above, shall be deemed acceptance by Purchaser of the condition of title to the Real Property as reflected in the Title Commitment. Any matters shown in the Title Commitment or on the Survey to which Purchaser does not object shall be considered accepted by Purchaser and shall hereinafter be referred to as "Permitted Exceptions". If Seller elects to decline to remedy or cure such title defects and objections, then Purchaser may, within ten
(10) days after written receipt of Seller's notice of election, waive its objections by giving written notice of such waiver to Seller and if Purchaser fails or declines to so waive its objections, this Agreement shall terminate upon the expiration of said ten (10) day period, Purchaser's Earnest Money Deposit, together with all interest earned thereon, shall be returned to Purchaser and the parties shall be relieved of their respective rights and obligations set forth in this Agreement. Should Seller fail to give Purchaser any notice with respect to Seller's election to cure or not to cure Purchaser's title objections, Seller shall be deemed to have elected not to cure such objections. If Seller timely gives Purchaser written notice of its election to cure Purchaser's title objections, then Seller shall be obligated to cure the same on or before the date of Closing.



7.	Right of Inspection; Contingency Period.



7.1 Seller shall afford Purchaser and its representatives a right to inspect (at reasonable hours) the Real Property and the books, records, contracts, and other documents or data pertaining to the ownership or maintenance of the Property which are located at the Real Property or are in Seller's possession and to satisfy itself as to the condition of the Real Property. Purchaser and its representatives shall not damage the Real Property during the course of its inspections; and Purchaser shall promptly repair and restore, in a workmanlike manner satisfactory to Seller, any damage to the Real Property to its prior condition. Purchaser shall indemnify and hold Seller harmless from any damage, loss, liability, or expense (including court costs and attorney fees) arising out of the conduct of Purchaser's inspections, which indemnity shall survive the expiration, closing, or termination of this Agreement.



7.2 As soon as possible after the Effective Date hereof, Seller shall deliver to Purchaser copies of any and all of the following which Seller may have in its possession:



		(1) Studies performed to determine the limits of any wetlands on the Real Property.

		(2)  Studies performed to determine the presence of        any
hazardous materials on the Real Property.

		(3)  Previous surveys of the Real Property.

		(4)  Soil reports concerning the Real Property.

		(5) Construction drawings and "as built" drawings of all water supply plants, sewage treatment plants, water lines, storm drainage lines, sanitary sewer lines, drainage channels, and any paving improvements located on the Real Property, or adjacent to the Real Property.



		7.3 If, for any reason whatsoever, Purchaser, in its sole and absolute discretion, is not satisfied with the Property or its inspection, as aforesaid, then Purchaser shall have the right to terminate this Agreement in accordance with Section 13.2 hereof by delivering to Seller a notice of termination at any time during the period from the Effective Date until 5:00 p.m. on the ninetieth (90th) day following the Effective Date hereof (the
"Contingency Period"). In the event Purchaser terminates this Agreement during the Contingency Period, as herein provided, the Title Company shall return the Earnest Money to Purchaser.
Unless Purchaser terminates this Agreement before the expiration of the Contingency Period, Purchaser shall have waived its right to terminate this Agreement under this Section 7, and the Earnest Money shall be nonrefundable.



	8. Representation and Warranties. Seller hereby represents and warrants to Purchaser the following:



			 8.1  Seller has the full right, power, and authority to
execute this Agreement and that this Agreement is a legal and binding obligation of Seller.



			8.2  Neither this Agreement nor any of the documents required to consummate the transaction contemplated hereby violates any agreement or instrument to which Seller is a party or by which
Seller is bound.



			8.3  No party, except as expressly set forth herein, has or
shall have on the Closing Date any rights in, or to acquire, the
Property.



			8.4  Seller has no knowledge of any condemnation proceedings, actions, suits, claims, assessments, or proceedings pending or, to the knowledge of Seller, threatened that could materially, adversely affect the ownership, operation, or maintenance of the
Property of Seller's ability to perform hereunder.



			8.5  From the Effective Date hereof until the Closing Date,
Seller shall not:



	  (1) Commit, or permit to be committed, any waste to the Property.



	   (2)  Enter into any agreement or instrument (or take any
action that would encumber the Property after        Closing,
that would bind Purchaser of Property       after Closing, or
that would be outside the normal    scope of maintaining and
operating the Property)     without the prior written consent of
Purchaser.





		8.6 There are currently no service agreements or lease agreements in effect; and there are no persons or entities that currently occupy all of any portion of the Property under a lease, license, occupancy agreement, or other agreement providing for the use or any portion of the Property.



		8.7 Seller has not received any notice (and has no actual knowledge of any violation) of pending or threatened investigation or inquiry by any governmental authority or to any remedial obligations under applicable federal, state, or local code, ordinance, rule, regulatory requirement, or a violation of a restrictive covenant affecting the Property, including without limitation, any applicable laws pertaining to health or the environment, including without limitation, the Comprehensive
Environmental Response.  Compensation and Liability Action of
1980, as amended, 42 U.S.C. 9601, et seq.; the Resource
Conservation and Recovery Act of 1976, 42 U.S.C. 1801, et seq.;
the Texas Water Code; and the Texas Solid Waste Disposal Act.



	9. "AS IS, WHERE IS". PURCHASER AGREES THAT, EXCEPT FOR A SPECIAL WARRANTY OF TITLE (OR AS OTHERWISE SPECIFIED IN SECTION
8) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR TYPE WITH RESPECT TO THE PROPERTY, INCLUDING WITHOUT LIMITATION, THE ENVIRONMENTAL CONDITION OF THE REAL PROPERTY, THE ABSENCE OF HAZARDOUS SUBSTANCES OR OTHER CONTAMINANTS, THE AVAILABILITY OF UTILITIES TO THE REAL PROPERTY, OR THE PROFITABILITY,
HABITABILITY, MARKETING ABILITY, OR THE SUITABILITY OF THE
PROPERTY FOR ANY PARTICULAR PURPOSE. PURCHASER ASSUMES FULL RESPONSIBILITY FOR INSPECTING THE REAL PROPERTY, AND FOR ASCERTAINING WHETHER IT WISHES TO PROCEED WITH THE TRANSACTION HEREIN CONTEMPLATED. SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF ANY INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, OR INFORMATION PERTAINING TO THE PROPERTY FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, OR OTHER PERSON. PURCHASER AGREES THAT THE PROPERTY IS TO BE SOLD TO AND ACCEPTED BY PURCHASER AT CLOSING
IN ITS THEN PRESENT CONDITION "AS IS, WITH ALL FAULTS (IF ANY),
AND WITHOUT ANY WARRANTY WHATSOEVER, EXPRESS OR IMPLIED " (OTHER THAN THE SPECIAL WARRANTY OF TITLE TO BE INCLUDED IN THE SPECIAL WARRANTY DEED).



10. Conditions to Closing. All of Purchaser's obligations hereunder (including, without limitation, its obligation to purchase and accept the Property) are expressly conditioned on the satisfaction at or before the Closing Date or such earlier date as specified below, of each of the following conditions (any one or more of which may be waived, in whole or in part, by Purchaser at Purchaser's option):



10.1 All of the representations and warranties of Seller contained in this Agreement shall have been true and correct when made and shall be true and correct on the Closing Date, with the same effect as if made on and as of such date.



10.2 Seller shall have performed, observed, and complied with all covenants, agreements, and conditions required by this Agreement to be performed, observed, and complied with on its part prior to or as of the Closing hereof.



10.3 As of the Closing, no proceedings shall be pending or threatened which could or would involve a change in the ownership of the Property or a redesignation or modification of any building requirement applicable to the Property or any portion thereof.



10.4 All instruments required on the part of Seller to be delivered to Purchaser hereunder shall be in form and substance reasonably satisfactory to Purchaser and its counsel.



11. Closing. Closing ("Closing") of the sale of the Property by Seller to Purchaser shall occur on or before thirty (30) days after the expiration of the Contingency Period, as it may be extended hereunder (the "Closing Date"). If the Closing Date falls on a weekend or holiday, Closing shall occur on the immediately preceding business day. Time is of the essence with regard to the Closing Date. Closing shall occur in the offices of the Title Company in Houston, Texas (or at such other place as is mutually agreeable to the parties) commencing at 10:00 a.m. on the Closing Date. At Closing, the following, which are mutually concurrent conditions, shall occur:



11.1 Purchaser, at its sole cost and expense, shall deliver or cause to be delivered to Seller the following:

(1) A cashier's check or other immediately available cash funds in the amount of the Down Payment, as specified in Section 2 hereof, adjusted in accordance with Section 11.3 hereof.

(2)  Evidence reasonably satisfactory to Seller and the Title
Company that the person executing the Closing documents has full right, power, and authority to do so.

(3) A Note substantially in the form of EXHIBIT C  hereto (the
'Note").

(4) A Deed of Trust and Security Agreement substantially in the form of EXHIBIT D hereto (the "Deed of Trust").

(5) Such other documents which Seller may reasonably request in order to perfect its first lien mortgage and security interest in the Real Property.



	11.2 Seller, at its sole cost and expense, shall deliver or cause to be delivered to Purchaser the following:



		 (1) A Special Warranty Deed conveying the Real Property to Purchaser, substantially in the form of EXHIBIT E hereto (the
"Special Warranty Deed"), subject only to the Permitted
Exceptions.



	  (2) An Owner's Policy of Title Insurance in the amount of the Purchase Price, issued by the Title Company, insuring that Purchaser is the owner of the Property subject only to the Permitted Exceptions, and the standard printed exceptions included in a Texas standard form owner's policy of title insurance; provided, however, that (i) the standard exception pertaining to discrepancies, conflicts, or shortages in area shall be deleted except for the phrase "shortages in area"; (ii) such policy shall have "None of Record" endorsed regarding restrictions except for restrictions that are Permitted
Exceptions; and (iii) the standard exception for taxes shall be limited to the year in which Closing occurs, marked "not yet due and payable," and subsequent years and subsequent assessments for prior years due, to change in land usage or ownership.



(3) Evidence reasonably satisfactory to Purchaser and the Title company that the persons executing and delivering the Closing documents on behalf of Seller have full right, power, and authority to do so.



(4) A Certificate meeting the requirements of Section 1445 of the Internal Revenue Code of 1954, executed and sworn to by Seller.



(5) An assignment transferring from Seller to Purchaser any waste water capacity and any other utility capacity or commitment which Seller owns relating to the Real Property. Seller hereby agrees to reasonably cooperate with Purchaser in transferring such capacity and other utilities to Purchaser. This provision shall survive the Closing.



(6) In the event of an immaterial taking, then Seller shall assign to Purchaser, at Closing, all of Seller's rights to any awards for such immaterial taking and the transaction contemplated by this Agreement shall be consummated in accordance with the other provisions of this Agreement.



(7) Such other instruments as may be customarily executed in Harris County, Texas, to effectuate the conveyance of property similar to the Property, with the effect that after Closing Purchaser will have succeeded to all of the rights, titles, and interests of Seller related to the Property; and Seller will no longer have any rights, titles, or interests in and to the Property.



(8) Purchaser shall be entitled to a credit equal to the cost of the survey.



11.3 All normal and customarily proratable items (including, without limitation, real estate taxes, rents, and profits) will be prorated as of the Closing Date, Seller being charged and credited for all of same up to the Closing Date and Purchaser being charged and credited for all of same on and after the Closing Date. If the actual amounts to be prorated are not known as of the Closing Date, the prorations shall be made on the basis of the best evidence then available; and thereafter when actual figures are received, a cash settlement will be made between Seller and Purchaser. This agreement shall survive the Closing. In addition to bearing the cost and expense of the Survey and the Owner's Policy of Title Insurance (including the cost of the boundary deletion), as hereinabove provided, Seller shall also pay the cost of any tax certificates, Seller's portion of prorata taxes, Seller's own attorney fees, and for such other incidental expenses as are usually borne by sellers of property in Harris County, Texas. Purchaser shall pay for recording the deed, for Purchaser's own attorney fees, and for other incidental expenses usually borne by purchasers of property in Harris County, Texas. Neither Purchaser nor Seller will pay escrow fees to the tide Company.



11.4	The Title Company shall return or credit the Earnest Money
to Purchaser.



11.5 Upon completion of Closing, Seller shall deliver to Purchaser possession of the Property free and clear of all tenancies of every kind and parties in possession.



	     12. Condemnation. If, before closing, a material portion of the Property becomes subject to condemnation or eminent domain proceedings, then Seller shall promptly notify Purchaser thereof.  Purchaser shall have the right to elect to proceed with Closing (subject to the other provisions of this Agreement)
by delivering notice thereof to Seller within five (5) business days of receipt of Seller's notice respecting the taking, but
Purchaser shall be entitled to all condemnation awards payable as a result of such taking; and, to the extent the same may be necessary or appropriate, Seller shall assign to Purchaser at
Closing Seller's rights to such awards. Seller hereby agrees to execute and deliver to Purchaser at Closing (or thereafter, on demand) all proper instruments for the assignment to, and
collection by, Purchaser of any award.  If, within five (5)
business days of receipt of Seller's notice respecting the
taking, Purchaser notifies Seller of its intent to terminate this Agreement, the same shall terminate pursuant to Section
13.2 hereof.  If Purchaser does not timely notify Seller of its intent to so terminate this Agreement, it shall have waived its right to do so.  In the event of an immaterial taking, then
Seller shall assign to Purchaser, at Closing, all of Seller's rights to any award for such immaterial taking and the
transaction contemplated by this Agreement shall be consummated
in accordance with the other provisions of this Agreement.   In
the event Purchaser chooses to waive such right of termination and receive all condemnation proceeds, the negotiations with the condemning authority shall be the responsibility of the Purchaser. At any time prior to or after closing any and all condemnation proceeds relative to any condemned land covered by the Promissory Note/Deed of Trust shall be applied to the next successive installment(s) (principal only), except for monies remaining after applying a payment to a taking as referenced herein below. Any damages to the land as a result of a taking of any kind shall be paid seventy-five percent (75 %) to Purchaser and twenty-five percent (25 %) to Seller without any release from Seller being required. Seller's portion of any damage award will applied to the Note and shall count towards partial releases as provided in Section 2.1 (c). Release(s) for condemnation proceeds will be based on the corresponding release prices for the release tracts as referenced herein and will be handled as referenced in Section 2.l(c) hereof. There shall be two releases due upon Purchaser's payment to Seller's of any condemnation proceeds; (1) release of the condemned land, and
(2) an optional release of an amount (to be determined by Purchaser) of Tract "A", Tract "B", Tract "C", or Tract "D" based upon the corresponding release price as referenced herein with the monies remaining after applying the payment to the condemnation taking at Thirty Seven Thousand Four Hundred
Seventy Four Dollars ($37,474.00) per acre. Said monies may or may not be applied to a release tract. Purchaser may elect not to pursue an optional release of any of the tracts and simply receive the remaining monies, so long as Seller is satisfied that the value of the remaining land sufficiently covers the remaining balance of the note. If this should occur Seller will rely on the condemning authorities valuation of the remaining lands as a guide in determining said value. Purchaser may also elect to apply the remaining monies to the next successive principal installment(s) and save the amount(s) in order to apply said amount(s) to a release tract at a later date per section 2.1 (c) herein.



13.	Termination and Remedies.

13.1 If Purchaser fails to consummate the purchase of the Property pursuant to this Agreement for any reason other than termination hereof pursuant to a right granted to Purchaser in Sections 6, 7, and 12 hereof, then Seller (at its sole remedy therefor) shall have the right to terminate this Agreement by notifying Purchaser thereof, in which event the Title Company shall deliver the Earnest Money to Seller as liquidated damages (because of the difficulty, inconvenience, and uncertainty of ascertaining actual damages), whereupon neither Purchaser nor Seller shall have any further rights or obligations hereunder. This provision shall not limit Purchaser's liability in respect of the indemnities contained in Section 7.2 hereof.



13.2 If Purchaser terminates this Agreement pursuant to Sections 6, 7, or 12 hereof, then the Title Company shall return the Earnest Money to Purchaser, whereupon neither party hereto shall have any further rights or obligations hereunder.



13.3 If Seller fails to consummate the sale of the Property pursuant to this Agreement for any reason other than Purchaser's failure to perform its obligations hereunder or termination hereof by Purchaser in accordance with Section 13.2, or should Seller's representations or warranties herein be not true and accurate in any material respect, then Purchaser (as its sole remedy) shall have the right to either (1) terminate this Agreement by notifying Seller thereof, in which case the Title Company shall return the Earnest Money to Purchaser and neither party hereto shall have any further rights or obligations hereunder; or (2) enforce specific performance of the obligations of Seller hereunder, in no event shall Seller be liable to Purchaser for damages of any kind, whether actual, consequential, or punitive.



14. Notices. All notices permitted to be given under this Agreement must be in writing and may be served by depositing same in the United States mail, addressed to the party, to be notified, postage prepaid and registered or certified with return receipt requested; by delivering the same in person to such party; by prepaid telegram or telex; or by facsimile copy transmission. Notice given in accordance herewith shall be effective upon receipt at the address of the addressee. The addresses of the parties shall be as follows:



If to Seller:     LNH Reit, Inc.

                  Marshall Loeb

                  P.O. Box 22728

                 Jackson, Ms. 39225-2728

                 Telephone:601/948-4091

                 Facsimile:601/949-4077



With a copy to:   Robert C. Hutchison

                  Forman, Perry, Watkins & Krutz

                  P.O. Box 22608

                  Jackson, Mississippi 39225-2608

                  Telephone:(601) 969-7837

                  Facsimile:(601) 960-8613



With a copy to:    Charles Lusk

                  Realty Advisory Group, Inc.

                  One West Loop south, Suite 690

                  Houston, Texas 77027

                  Telephone:7131621-5556

                  Facsimile:713/621-6132



If to Purchaser:   Elektra Enterprises, Inc.

                   71 Walnut Cove

                   Willis, Texas 77378

                   Telephone:409/856-3277

                   Facsimile:409/856-2923



With a copy to:    Troy K. Walker

                  TKW Realty, Inc.

                  71 Walnut Cove

                  Willis, Texas 77378

                  Telephone:409/856-2081

                  Facsimile:409/856-2923



Either party hereto may change its address for notice by giving three (3) days' prior written notice to the other party.



15. Brokerage Commissions. If (and only if) the Closing occurs, Seller has agreed to pay a real estate brokerage commission in the aggregate amount of six percent (6 %) of the total consideration payable to Realty Advisory Group, Inc. and TKW Realty, Inc. (Brokers), upon the consummation of Closing. If this transaction does not close for any reason (including the default of Seller or Purchaser), said Brokers shall not be entitled to any commission or payment. Except as set forth in the preceding sentence, Seller shall defend, indemnify, and hold Purchaser harmless (which indemnity shall survive the Closing) from and against all claims by third parties for brokerage, commission, finders, or other fees relative to this Agreement or the sale of the Property and all court costs, attorney fees, and other costs or expenses arising therefrom and alleged to be due by authorization of the indemnifying party. Except as otherwise provided herein, Purchaser shall defend, indemnify, and hold Seller harmless (which indemnity shall survive the Closing) from and against all claims by third parties for brokerage, commission, finder, or other fees relative to this Agreement or the Sale of the Property and all court costs, attorney fees, and other costs or expenses arising therefrom and alleged to be due by authorization of the indemnifying party.

As provided for in the Texas Real Estate License Act, Purchaser is advised to have an abstract of title with regard to the Property examined by an attorney of its choice, or to obtain a policy of title insurance. The brokers are executing this Agreement to evidence their agreement to the matters contained in this Section 15, and are not otherwise a party to this Agreement.



16. Assigns: Beneficiaries. Purchaser shall have the right to assign this Agreement with written consent of Seller, subject to Seller's approval of assignee's creditworthiness as provided in
Section 25. A copy of any such assignment shall be delivered to Seller at least ten (10) days prior to the Closing Date; provided, however, Seller shall in any event have thirty (30) days to review the creditworthiness of the assignee. Subject to the foregoing provisions of this Section, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors, and assigns. This Agreement is for the sole benefit of Seller and Purchaser, and no third party is intended to be a beneficiary of this Agreement.



17. Governing Law. This Agreement shall be governed and construed in accordance with the substantive federal laws of the United States and the laws of the state of Texas. Venue for any dispute arising out of this Agreement shall lie in Harris
County, Texas.



18. Confidentiality. Seller and Purchaser agree that at all times after the Effective Date no press release concerning this transaction shall be made unless consented to in writing by both parties.

	      19. Multiple Counterparts. This Agreement may be executed in a number of identical counterparts. If so executed, each of such counterparts is to be deemed an original for all purposes, and all such counterparts shall, collectively, constitute one agreement; but in making proof of this agreement, it shall not be necessary to produce or account for more than one such counterpart.



20.  Severability.  Each section of this Agreement constitutes a
separate agreement between the parties.   In the event that any
provision of this Agreement which would not deprive the parties of the benefit of the bargain, is deemed to be invalid or unenforceable on its face or as applied, then such provision shall be deemed severed herefrom to the extent invalid and unenforceable.



21. Entire Agreement. This Agreement is the entire agreement between Seller and Purchaser concerning the sale of the Property, all previous agreements (oral or otherwise) are merged herein, and no modification hereof or subsequent agreement relative to the subject matter hereof shall be binding on either party unless reduced to writing and signed by the party to be bound. EXHIBITS A, B, C, D, E, AND F, attached hereto, are incorporated herein by this reference for all purposes.



22. DTPA Waiver. It is the intention of the parties that Purchaser's rights and remedies with respect to this transaction, and with respect to all acts or practices of Seller (past, present, or future) in connection with this transaction, shall be governed by legal principles other than the Texas Deceptive Trade Practices -- Consumer Protection Act (the "DTPA"). As such, Purchaser hereby waives the applicability of the DTPA to this transaction and any and all duties, rights, or remedies that might be imposed by the DTPA, whether such duties, rights, and remedies are applied directly by the DTPA itself or indirectly in connection with other statutes; provided, however, Purchaser does not waive Section 17.555 of the DTPA. Purchaser represents and warrants that Purchaser is not in a significantly disparate bargaining position with respect to the Seller in connection with this transaction; that Purchaser freely and fairly agreed to this waiver as a part of the negotiations for this transaction; that Purchaser is represented by legal counsel in connection with this transaction and Purchaser has conferred with Purchaser's counsel concerning this waiver; and that the Property will not be occupied by Purchaser as Purchaser's family residence. Purchaser expressly recognizes that the price for which Seller has agreed to perform its obligations under this Agreement has been predicated upon the inapplicability of the DTPA and this waiver of the DTPA. Purchaser further recognizes that Seller, in determining to proceed with the entering into this Agreement, has expressly relied on this waiver and the inapplicability of the DTPA.



23. Trustee Only. Purchaser agrees and acknowledges that no individual trustee, officer, agent or holder of any beneficial interest of Seller shall be personally liable on this Agreement in any manner and that any liability of Seller hereunder shall be collected solely from the property and assets of Seller.



24. Attorney Fees. Should either party employ an attorney or attorneys to enforce any of the provisions hereof or to recover damages for breach of this Agreement, then the nonprevailing party in any final judgment agrees to pay the other party all reasonable costs, charges, and expenses (including reasonable attorney fees) expended or incurred in connection therewith.



25. Approval of Creditworthiness. In the event Purchaser elects to finance the Purchase Price, Seller shall have a period of thirty (30) days after the Effective Date (herein the "Credit Approval Period") within which to approve, in its sole discretion, Purchaser's creditworthiness, which approval shall not be unreasonably withheld or delayed. In the event Seller does not approve Purchaser's creditworthiness, the Seller must give Purchaser written notice of such disapproval on or before the last day of the Credit Approval Period. In the event Seller fails to timely give such notice, Seller shall be deemed to have disapproved Purchaser's creditworthiness. If Seller does not approve Purchaser's creditworthiness, Purchaser shall have five
(5) days to elect to close on a cash basis, or this Agreement shall terminate, the Title Company shall return the Earnest Money to Purchaser and the parties shall be relieved of their respective rights and obligations set forth in this Agreement.



26. Ambiguities. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement, and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits hereto or any amendments hereof.



27. Cutoff Date. The execution of this Agreement by Seller and delivery thereof to Purchaser shall constitute an "offer" by Seller, which shall be automatically revoked, withdrawn, and terminated unless Purchaser accepts the same by executing this Agreement and delivering four fully executed copies thereof to Seller before October 10, 1994.



IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement as of the dates set forth below their signatures. The Effective Date of this Agreement is the date a fully executed copy of this Agreement is receipted by the Title Company, as set forth below.





			SELLER:



			LNH REIT, INC.



			BY: /s/ David H. Hoster

			PRINTED NAME:  David H. Hoster

			TITLE:  Executive Vice President



			DATE:  10-7-94



			BY: /s/ Sarah P. Clark

			PRINTED NAME:  Sarah P. Clark

			TITLE:  Vice President



			DATE:   10-7-94



			PURCHASER:



			ELEKTRA ENTERPRISES, INC.



			BY:  /s/ Maria C. Thodos

			PRINTED NAME:  Maria C. Thodos

			TITLE:  President



			DATE:  10-10-94



			BROKER:



			REALTY ADVISORY GROUP, INC.



			BY: /s/ Charles M. Lusk

			PRINTED NAME:  Charles M. Lusk

			TITLE:  President



			DATE:  9-28-94



			BROKER:



			TKW Realty, Inc.



			BY:  /s/ Troy K. Walker

			PRINTED NAME: Troy K. Walker

			DATE:  10-10-94



First Surety Title Company acknowledges receipt of a fully executed copy of this Agreement, on October 10, 1994 (the
"Effective Date")



			First Surety Title Company



			BY:  /s/  Peggy Randolph

			PRINTED NAME:  Peggy Randolph

			TITLE:  Escrow Officer